Exhibit 99.1

Buckeye Partners, L.P.
One Greenway Plaza
News Release	Suite 600
NYSE: BPL	Houston, TX 77046

Contact:	Paula Waggoner-Aguilar
Director, Investor Relations
Irelations@buckeye.com

(800) 422-2825

BUCKEYE PARTNERS REPORTS 2009 THIRD QUARTER RESULTS
AND INCREASES QUARTERLY DISTRIBUTION

HOUSTON, Nov. 2, 2009 — Buckeye Partners, L.P. (“Buckeye”)(NYSE: BPL) today reported its financial results for the third quarter of 2009.  Net income attributable to Buckeye’s unitholders for the third quarter of 2009 was $57.9 million, or $0.89 per limited partner (“LP”) unit, compared to $46.6 million, or $0.75 per LP unit, for the third quarter of 2008.  Net income attributable to Buckeye’s unitholders before special charges (as defined below) for the third quarter of 2009 was $58.9 million, or $0.90 per LP unit.  Buckeye recorded special charges of $1.0 million for organizational restructuring in the third quarter of 2009.

Revenue in the third quarter of 2009 was $423.4 million compared to revenue in the third quarter of 2008 of $496.2 million.  Buckeye’s Adjusted EBITDA (as defined below) for the third quarter of 2009 was $94.4 million compared to $83.1 million for the third quarter of 2008. Operating income for the third quarter of 2009 was $76.0 million compared to operating income of $64.5 million for the third quarter of 2008.  Operating income before special charges for the third quarter of 2009 was $77.0 million.

For the first nine months of 2009, net income attributable to Buckeye’s unitholders was $63.3 million, or $0.55 per LP unit, compared to $130.3 million, or $2.10 per LP unit, for the first nine months of 2008.  Net income attributable to Buckeye’s unitholders before special charges for the first nine months of 2009 was $164.7 million, or $2.55 per LP unit. Buckeye recorded special charges during the second and third quarters of 2009 to recognize an asset impairment of $72.5 million and $29.1 million for expenses related to an organizational restructuring.

For the first nine months of 2009, revenue was $1.19 billion compared to $1.37 billion for the first nine months of 2008.  Buckeye’s Adjusted EBITDA for the first nine months of 2009 was $265.2 million compared to

- More -

$229.0 million in the same period last year. Operating income for the first nine months of 2009 was $111.6 million compared to operating income of $181.3 million for the first nine months of 2008.  Operating income before special charges for the first nine months of 2009 was $213.2 million.

“Buckeye made substantial progress in the third quarter of 2009, both operationally and financially,” said Forrest E. Wylie, Chairman and CEO of Buckeye’s general partner. “Although difficult economic conditions reduced our product volumes, we achieved significant growth in Adjusted EBITDA, our primary measure of success. We generated an increase of 13.7 percent in Adjusted EBITDA over the third quarter of 2008, when demand was stronger.”

Wylie also said further improvements are expected as the company continues to realize the benefits of implementing its best practices initiative. “Our goal is to become the best-in-class asset manager by reaching the highest asset utilization at the lowest cost per unit without compromising our commitment to safe and environmentally responsible operations,” Wylie said. “In addition to being on track to achieve forecasted annualized savings of $18 million to $22 million, the best practices initiative is helping to create a more commercial culture by fostering accountability and entrepreneurship throughout the organization. During the third quarter of 2009, we realized $2.7 million in savings from these initiatives. A key strategy for increasing optimization of the company’s pipelines, terminals, and storage systems is the continued growth of Buckeye’s Energy Services group, which is helping to improve utilization rates on Buckeye’s underutilized pipelines and terminals through its marketing efforts in areas served by those assets.”

The recently announced agreement with ConocoPhillips to acquire two refined-product pipelines and three associated storage and distribution terminals will give Buckeye increased capacity and access to more markets in the Midwest. When the transaction closes, which is expected to occur before the end of 2009, Buckeye will gain more than 300 miles of pipelines between the St. Louis and Chicago areas, 2.3 million barrels of storage capacity and ethanol blending facilities.

“The combined footprint will increase the commercial value of our assets to our customers by offering enhanced distribution connectivity and flexible storage capabilities,” Wylie said.

The Board of Directors of Buckeye GP LLC, the general partner of Buckeye, declared a regular quarterly partnership cash distribution of $0.925 per LP unit, payable on November 30, 2009 to unitholders of record on November 12, 2009.  This cash distribution represents a quarterly increase in the distribution of $0.0125 per LP

2

unit and an annualized cash distribution level of $3.70 per LP unit.  This is the 91st consecutive quarterly cash distribution paid by Buckeye.

Buckeye will host a conference call with members of executive management on Monday, November 2, 2009, at 11:00 a.m. Eastern Time. To access the live Webcast of the call, go to http://www.visualwebcaster.com/event.asp?id=63429 10 minutes prior to its start. A replay will be archived and available at this link for 14 days. Interested parties may participate in the call by dialing 800-406-6465 at least 10 minutes prior to the start and referencing conference ID 4693347.

Buckeye Partners, L.P. (www.buckeye.com) is a publicly traded partnership that owns and operates one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 5,400 miles of pipeline. Buckeye Partners, L.P. also owns 64 refined petroleum products terminals, operates and maintains approximately 2,400 miles of pipeline under agreements with major oil and chemical companies, owns a major natural gas storage facility in northern California, and markets refined petroleum products in certain of the geographic areas served by its pipeline and terminal operations. The general partner of Buckeye Partners, L.P. is owned by Buckeye GP Holdings L.P. (NYSE: BGH).

* * * * *

EBITDA, a measure not defined under U.S. generally accepted accounting principles (“GAAP”), is defined by Buckeye as net income attributable to Buckeye’s unitholders from continuing operations before interest expense, income taxes and depreciation and amortization. The EBITDA measure eliminates the significant level of non-cash depreciation and amortization expense that results from the capital-intensive nature of Buckeye’s businesses and from intangible assets recognized in business combinations.  In addition, EBITDA is unaffected by Buckeye’s capital structure due to the elimination of interest expense and income taxes.  Adjusted EBITDA, which also is a non-GAAP measure, is defined by Buckeye as EBITDA plus non-cash deferred lease expense, which is the difference between the estimated annual land lease expense for Buckeye’s natural gas storage facility in the Natural Gas Storage segment to be recorded under GAAP and the actual cash to be paid for such annual land lease. In addition, Buckeye’s management has excluded the impairment expense related to Buckeye’s approximately 350-mile natural gas liquids pipeline that runs from Wattenberg, Colorado to Bushton, Kansas (the “Buckeye NGL Pipeline”) and reorganization expense from Adjusted EBITDA in order to evaluate the results of Buckeye’s operations on a comparative basis over multiple periods.  This press release also includes discussion of net income attributable to Buckeye’s unitholders before special charges, which is a non-GAAP measure derived by excluding from net income attributable to Buckeye’s unitholders charges to recognize the Buckeye NGL Pipeline impairment expense and for expenses related to an organizational restructuring, and operating income before special charges, which is a non-GAAP measure derived by excluding from operating income charges to recognize the Buckeye NGL Pipeline impairment expense and for expenses related to an organizational restructuring.  EBITDA, Adjusted

3

EBITDA, net income attributable to Buckeye’s unitholders before special charges, and operating income before special charges should not be considered alternatives to net income, operating income, cash flow from operations or any other measure of financial performance presented in accordance with GAAP.

The EBITDA and Adjusted EBITDA data presented may not be comparable to similarly titled measures at other companies because EBITDA and Adjusted EBITDA exclude some items that affect net income attributable to Buckeye’s unitholders, and these items may vary among other companies. Management of Buckeye uses Adjusted EBITDA to evaluate the consolidated operating performance and the operating performance of the business segments and to allocate resources and capital to the business.  In addition, Buckeye’s management uses Adjusted EBITDA as a performance measure to evaluate the viability of proposed projects and to determine overall rates of return on alternative investment opportunities. Net income attributable to Buckeye’s unitholders before special charges and operating income before special charges are useful measures for investors because they allow comparison of Buckeye’s core operations from period to period.

Distributable cash flow, which is a financial measure included in the schedules to this press release, is another measure not defined under GAAP that is defined by Buckeye as net income attributable to Buckeye unitholders from continuing operations, excluding depreciation and amortization, the Buckeye NGL Pipeline impairment expense and Buckeye’s reorganization expense.  In addition, distributable cash flow excludes the deferred land lease expense for Buckeye’s Natural Gas Storage segment and the senior administrative charge, which has been waived indefinitely, both of which are non-cash items, and is reduced by maintenance capital expenditures.  Distributable cash flow is useful to investors because it removes non-cash items from net income and provides a clearer picture of Buckeye’s cash available for distribution to its unitholders.

Buckeye believes that investors benefit from having access to the same financial measures used by Buckeye’s management. Further, Buckeye believes that these measures are useful to investors because they are one of the bases for comparing Buckeye’s operating performance with that of other companies with similar operations, although Buckeye’s measures may not be directly comparable to similar measures used by other companies.  Please see the attached reconciliations of each of EBITDA, Adjusted EBITDA, net income attributable to Buckeye’s unitholders before special charges, and distributable cash flow to net income attributable to Buckeye’s unitholders as well as a reconciliation of operating income before special charges to operating income.

* * * * *

4

This press release includes forward-looking statements that we believe to be reasonable as of today’s date.  Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond Buckeye’s control.  Among them are (1) changes in laws or regulations to which we are subject, including those that permit the treatment of us as a partnership for federal income tax purposes, (2) terrorism, adverse weather conditions, environmental releases, and natural disasters, (3) changes in the marketplace for our products or services, such as increased competition, better energy efficiency, or general reductions in demand, (4) adverse regional or national economic conditions or adverse capital market conditions, (5) shutdowns or interruptions at the source points for the products we transport, store, or sell, (6) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (7) volatility in the price of refined petroleum products and the value of natural gas storage services, (8) nonpayment or nonperformance by our customers, (9) our ability to realize efficiencies expected to result from our recently announced reorganization, and (10) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies.  You should read our Annual Report on Form 10-K and our most recent Quarterly Reports on Form 10-Q for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

# # # #

5

BUCKEYE PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues
Product sales	$258,188	$345,729	$728,744	$933,211
Transportation and other services	165,256	150,441	462,760	435,783
Total revenue	423,444	496,170	1,191,504	1,368,994

Costs and expenses:
Cost of product sales and natural gas storage services	258,507	334,959	702,623	913,163
Operating expenses	65,537	72,684	207,639	207,124
Depreciation and amortization	14,253	15,457	43,408	41,415
Asset impairment expense	—	—	72,540	—
General and administrative	8,186	8,619	24,625	26,042
Reorganization expense	996	—	29,109	—
Total costs and expenses	347,479	431,719	1,079,944	1,187,744

Operating income	75,965	64,451	111,560	181,250

Other income (expense):
Investment and equity income	3,870	2,616	9,381	6,829
Interest and debt expense	(20,543)	(19,053)	(53,780)	(55,008)
Other income	301	20	281	57
Total other expense	(16,372)	(16,417)	(44,118)	(48,122)

Income from continuing operations	59,593	48,034	67,442	133,128
Income (loss) from discontinued operations	—	(176)	—	1,230
Net income	59,593	47,858	67,442	134,358
Less: Net income attributable to noncontrolling interest	(1,704)	(1,256)	(4,164)	(4,087)
Net income attributable to Buckeye Partners, L.P.	$57,889	$46,602	$63,278	$130,271

Amounts attributable to Buckeye Partners, L.P.
Income from continuing operations	$57,889	$46,778	$63,278	$129,041
Income (loss) from discontinued operations	—	(176)	—	1,230
Total	$57,889	$46,602	$63,278	$130,271

Allocation of net income attributable to Buckeye Partners, L.P.
Net income (loss) allocated to general partner:
Income from continuing operations	$12,242	$8,651	$35,363	$22,822
Income (loss) from discontinued operations	$—	$(53)	$—	$370

Net income (loss) allocated to limited partners:
Income from continuing operations	$45,647	$38,127	$27,915	$106,219
Income (loss) from discontinued operations	$—	$(123)	$—	$860

Earnings per limited partner unit-diluted:
Income from continuing operations	$0.89	$0.75	$0.55	$2.07
Income from discontinued operations	—	—	—	0.03
Earnings per limited partner unit-diluted	$0.89	$0.75	$0.55	$2.10

BUCKEYE PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
GAAP reconciliation of net income allocated to limited partners (as adjusted):
Net income as reported	$59,593		$67,442
Add: Asset impairment expense	—		72,540
Add: Reorganization expense	996		29,109
Net income attributable to noncontrolling interest (as adjusted)	(1,711)		(4,377)
Net income (as adjusted)	58,878		164,714
Net income allocated to general partner (as adjusted)	12,247		35,844
Income allocated to limited partners (as adjusted)	$46,631		$128,870

Earnings per limited partner unit-diluted (as adjusted):
Income from continuing operations (as adjusted)	$0.90		$2.55

Weighted average number of limited partner units outstanding:
Basic	51,374	48,372	50,351	47,538
Diluted	51,538	48,378	50,516	47,558

	September 30,	December 31,
	2009	2008
Key Balance Sheet information:
Cash and cash equivalents	$27,179	$58,843
Long-term debt	1,420,864	1,445,722

BUCKEYE PARTNERS, L.P.

 SELECTED FINANCIAL AND OPERATING DATA

 (Financial data in thousands, except coverage ratio)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenue:
Pipeline Operations	$96,714	$91,439	$294,084	$286,716
Terminalling and Storage	34,036	33,003	94,108	87,749
Natural Gas Storage	28,576	16,762	60,325	43,412
Energy Services	258,407	344,494	728,563	926,809
Other Operations	7,516	12,011	25,446	33,637
Intersegment eliminations	(1,805)	(1,539)	(11,022)	(9,329)
Total	$423,444	$496,170	$1,191,504	$1,368,994

Operating income:
Pipeline Operations	$42,466	$33,087	$37,349	$108,795
Terminalling and Storage	17,539	17,027	39,573	40,294
Natural Gas Storage	7,659	8,914	19,691	21,474
Energy Services	5,703	3,810	10,635	5,239
Other Operations	2,598	1,613	4,312	5,448
Total	$75,965	$64,451	$111,560	$181,250

Total costs and expenses: (1)
Pipeline Operations	$54,248	$58,352	$256,735	$177,921
Terminalling and Storage	16,497	15,976	54,535	47,455
Natural Gas Storage	20,917	7,848	40,634	21,938
Energy Services	252,704	340,684	717,928	921,570
Other Operations	4,918	10,398	21,134	28,189
Intersegment eliminations	(1,805)	(1,539)	(11,022)	(9,329)
Total	$347,479	$431,719	$1,079,944	$1,187,744

Depreciation and amortization:
Pipeline Operations	$9,394	$10,092	$28,695	$28,704
Terminalling and Storage	1,967	1,600	5,852	4,604
Natural Gas Storage	1,346	982	4,272	3,732
Energy Services	1,070	2,336	3,192	3,070
Other Operations	476	447	1,397	1,305
Total	$14,253	$15,457	$43,408	$41,415

(1) Includes depreciation and amortization, asset impairment expense and reorganization expense.

Capital additions:
Pipeline Operations			$21,952	$24,704
Terminalling and Storage			13,648	17,326
Natural Gas Storage			16,911	27,528
Energy Services			3,132	2,651
Other Operations			554	—
Total			$56,197	$72,209

Summary of capital additions:
Maintenance and capital expenditures			$11,869	$14,497
Expansion and cost reduction			44,328	57,712
Total			$56,197	$72,209

Operating data:
Pipeline Throughput (b/d - 000s)	1,282.7	1,360.4	1,325.1	1,383.4
Pipeline Average Tariff (Cents/bbl.)	74.2	68.6	72.0	66.0
Terminal Throughput (b/d - 000s)	442.7	448.7	445.6	451.8

BUCKEYE PARTNERS, L.P.

 SELECTED FINANCIAL AND OPERATING DATA

 (Financial data in thousands, except coverage ratio)

(Unaudited)

	Three Months Ended
	September 30,
	2009	2008
Distributable Cash Flow Non-GAAP Reconciliation:
Net income attributable to Buckeye Partners, L.P.	$57,889	$46,602
Less: Loss from discontinued operations	—	(176)
Net income attributable to Buckeye Partners, L.P. unitholders from continuing operations	57,889	46,778
Depreciation and amortization	14,253	15,457
Non-cash deferred lease expense	1,125	1,764
Reorganization expense	996	—
Non-cash senior administrative charge	—	475
Maintenance and capital expenditures	(4,096)	(6,430)
Distributable cash flow	$70,167	$58,044

Distributions for Coverage Ratio (1)	$60,324	$52,788

Coverage Ratio	1.16	1.10

(1)  Amount represents distribution paid in the fourth quarter of 2008 or to be paid in the fourth quarter of 2009.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Adjusted EBITDA non-GAAP reconciliation:
Net income attributable to Buckeye Partners, L.P.	$57,889	$46,602	$63,278	$130,271
Less: Income (loss) from discontinued operations	—	(176)	—	1,230
Net income from continuing operations attributable to Buckeye Partners, L.P.	57,889	46,778	63,278	129,041
Interest and debt expense	20,543	19,053	53,780	55,008
Income tax expense (benefit)	(391)	9	(263)	435
Depreciation and amortization	14,253	15,457	43,408	41,415
EBITDA	92,294	81,297	160,203	225,899
Non-cash deferred lease expense	1,125	1,764	3,375	3,065
Asset impairment expense	—	—	72,540	—
Reorganization expense	996	—	29,109	—
Adjusted EBITDA	$94,415	$83,061	$265,227	$228,964

Adjusted EBITDA by Operating Segment:
Pipeline Operations	$55,283	$44,875	$169,039	$141,365
Terminalling and Storage	19,668	18,659	47,958	44,999
Natural Gas Storage	10,221	11,694	27,734	28,336
Energy Services	7,003	6,207	15,035	8,454
Other Operations	2,240	1,626	5,461	5,810
Total	$94,415	$83,061	$265,227	$228,964

Operating Income Before Special Charges non-GAAP reconciliation:
Operating income	$75,965		$111,560
Asset impairment expense	—		72,540
Reorganization expense	996		29,109
Operating income before special charges	$76,961		$213,209